As filed with the Securities and Exchange Commission on November 12, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

INTERNATIONAL BUSINESS MACHINES CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-0871985 (I.R.S. Employer Identification No.)

New Orchard Road Armonk, New York 10504 (Address of Principal Executive Offices) ____________________
Netezza 2000 Stock Incentive Plan Netezza 2007 Stock Incentive Plan (Full Title of the Plan) ____________________
Andrew Bonzani, Esq.
Vice President, Assistant General Counsel and Secretary
International Business Machines Corporation
Armonk, New York 10504
(914) 499-1900
(Name, address and telephone number, including area code, of agent for service)

____________________ Copies to: Scott A. Barshay, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.20 per share	725,000 [1]	$66.69 [2]	$48,352,148 [2]	$3,447.51

[1]Based on (i) the number of shares subject to outstanding options pursuant to the benefit plans listed above as of November 10, 2010, multiplied by an exchange ratio to reflect the number of shares of International Business Machines Corporation (“IBM”) common stock for which such options are exercisable pursuant to the Agreement and Plan of Merger, dated as of September 19, 2010, by and among IBM, Onyx Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of IBM, and Netezza Corporation (“Netezza”), as such agreement may be amended from time to time (the “Merger Agreement”) (or approximately 600,000) plus (ii) the number of shares exchangeable for RSUs pursuant to the benefit plans listed above as of November 10, 2010, multiplied by an exchange ratio to reflect the number of shares of IBM common stock for which such RSUs are exchangeable pursuant to the Merger Agreement (or approximately 125,000).
[2] Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of (i) $9.58 per share, which represents the weighted average exercise price of the outstanding options under the benefit plans listed above as of November 10, 2010, divided by an exchange ratio to reflect the price at which such options could be exercised to purchase IBM common stock pursuant to the Merger Agreement and (or an aggregate amount of $30,298,398) (ii) $144.43 per share, which is the average of the high and low prices of the IBM common stock on the New York Stock Exchange on November 11, 2010 (or an aggretate amount of $18,053,750).

Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of IBM common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional common stock.

INTRODUCTORY STATEMENT

On September 19, 2010, IBM, Merger Sub and Netezza entered into the Merger Agreement.  Pursuant to the terms of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, Merger Sub merged with and into Netezza on November 10, 2010 (the “Merger”).

The Merger Agreement provides that at the effective time of the Merger, each option to acquire shares of Netezza common stock (other than options that are cashed out pursuant to the Merger Agreement) granted under the Netezza 2000 Stock Incentive Plan, as amended, and the Netezza 2007 Stock Incentive Plan, as amended (the “2007 Plan”) (together, the “Benefit Plans”) that is outstanding and has not been duly exercised prior to the effective time of the Merger will be exchanged for an option to purchase from IBM (the “Replacement Option”) the number of shares of IBM common stock (rounded down to the nearest whole share) equal to (a) the “exchange ratio” (being the fraction, the numerator of which is $27.00 and the denominator of which is the average closing price per share of IBM common stock on the New York Stock Exchange Composite Transaction Tape on the 20 trading days immediately preceding the effective date of the Merger) multiplied by (b) the number of shares of Netezza common stock subject to such option immediately prior to the effective time of the Merger. Such Replacement Option will provide for an exercise price per share of IBM common stock (rounded up to the nearest whole cent) equal to (a) the exercise price per share otherwise purchasable pursuant to such option divided by (b) the exchange ratio. The term, conditions to and manner of exercising, vesting schedule and all other terms and conditions of a Replacement Option will be substantially the same as the option for which it was exchanged (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of IBM common stock), and will be governed by the terms of the Option Plan pursuant to which such option was granted, and any certificate or option agreement previously evidencing the option will then be evidence and be deemed to evidence such Replacement Option.

The Merger Agreement provides that at the effective time of the Merger, each restricted stock unit (“RSU”) granted under the 2007 Plan and exchangeable for shares of Netezza common stock (other than any RSUs that are cashed out pursuant to the Merger Agreement) that is outstanding at the effective time of the Merger will be continued, except that, the terms of each such RSU will be amended so as to substitute for the shares of Netezza common stock subject to such RSU such number of shares of IBM common stock (rounded down to the nearest whole share) equal to (a) the exchange ratio multiplied by (b) the number of shares of Netezza common stock subject to such RSU immediately prior to the effective time of the Merger.  Subject to the above, and certain performance assumptions with respect to RSUs that have performance-based vesting conditions, the vesting schedule and all other terms and conditions of an RSU will remain substantially the same as before the effective time of the Merger and will be governed by the terms of the 2007 Plan, and any certificate or RSU agreement previously evidencing the RSU will then evidence and be deemed to evidence such RSU as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed a part hereof:

The Annual Report of IBM on Form 10-K for the fiscal year ended December 31, 2009, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

All other reports filed by IBM pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009.

The description of IBM’s common stock contained in IBM’s registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the IBM common stock, par value $.20 per share, offered hereby has been passed upon by Andrew Bonzani, Vice President, Assistant General Counsel and Secretary of IBM. As of November 12, 2010, Mr. Bonzani beneficially owns shares of IBM common stock, par value $.20 per share, and options to purchase shares of IBM common stock, par value $.20 per share.

Item 6.  Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

“The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person’s testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be ‘permitted’ within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time.”

The Certificate of Incorporation of IBM (Article Eleven) provides the following:

“Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to, such corporation’s interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors’ and officers’ liability insurance policies.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of IBM (incorporated by reference to Exhibit 3.2 to Form 8-K filed April 27, 2007)
4.2	By-laws of IBM (incorporated by reference to Exhibit 3 to Form 10-Q filed July 27, 2010)
5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary, regarding the legality of the securities being issued
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on the 12th day of November, 2010.

INTERNATIONAL BUSINESS MACHINES CORPORATION,

By:	/s/ Andrew Bonzani
Name: Andrew Bonzani, Esq.
Title: Vice President, Assistant General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 12th day of November, 2010.

Signature	Title

*	Chairman, President and Chief Executive
Samuel J. Palmisano	Officer (Principal Executive Officer)

*	Senior Vice President and Chief Financial
Mark Loughridge	Officer (Principal Financial Officer)

*	Vice President and Controller (Principal
James J. Kavanaugh	Accounting Officer)

*	Director
Alain J.P. Belda

*	Director
Cathleen Black

*	Director
William R. Brody

*	Director
Michael L. Eskew

*	Director
Shirley Ann Jackson

*	Director
Andrew N. Liveris

*	Director
W. James McNerney Jr.

*	Director
James W. Owens

*	Director
Joan E. Spero

*	Director
Sidney Taurel

* The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Andrew Bonzani
Name: Andrew Bonzani, Esq.
Title: Attorney-in-Fact

EXHIBIT INDEX
EXHIBIT NO.
4.1	Certificate of Incorporation of IBM (incorporated by reference to Exhibit 3.2 to Form 8-K filed April 27, 2007)
4.2	By-laws of IBM (incorporated by reference to Exhibit 3 to Form 10-Q filed July 27, 2010)
5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary, regarding the legality of the securities being issued
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney.